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                               Form of Tax Opinion



                                [DATE OF MERGER]



Stephen M. Shea
Chief Financial Officer
Mestek, Inc.
260 North Elm Street
Westfield, Massachusetts  01805

         RE: OPINION AS TO U.S. FEDERAL INCOME TAX CONSEQUENCES OF MCS TRANSACTIONS

Dear Sirs:

         You have requested our opinion regarding certain federal income tax consequences of the transaction (the "Transaction") consisting of a spin-off of the shares of MCS, Inc., a Pennsylvania corporation ("MCS"), by Mestek, Inc., a Pennsylvania corporation ("Mestek"), followed by a merger of MCS with and into Simione Central Holdings, Inc., a Delaware corporation ("Simione"). Specifically, you have asked us whether the spin-off of MCS shares by Mestek to its shareholders (the "Spin-off") and merger of MCS with Simione (the "Merger") should qualify as non-recognition transactions for federal income tax purposes under certain provisions of the Internal Revenue Code.

I.       BASIS FOR OPINION

         The opinion set forth herein is based upon: (i) the facts set forth below, (ii) certain stated assumptions which we have made with your permission; and (iii) representations of Mestek and Simione set forth in the representation letters of this date attached to this opinion as Attachment A and Attachment B, respectively. In rendering our opinion, we have reviewed copies of the documents listed in Attachment C. With your permission, we have assumed their authenticity and proper execution and that the transactions referred to therein have been (or would have been) or will be carried out in accordance with the terms thereof. We have not undertaken independently to verify the accuracy or completeness of any of the matters referred to. In the event that any one or more of the above matters is inaccurate or incomplete, the conclusions reached in this opinion may be adversely affected.


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II.      FACTS

         A.       Parties and Stock Ownership

         Mestek is a public company whose common stock is traded on the New York Stock Exchange. Mestek is principally engaged in the business of manufacturing and selling HVAC equipment, metal forming equipment and extruded aluminum products. Mestek itself, through its officers and employees, performs substantial management and operational functions and activities necessary to generate gross income and earn profit from its HVAC, metal forming and extruded aluminum products business (hereinafter referred to as the "HVAC business" or "Mestek business"). Mestek has approximately [ ] employees and officers engaged in its HVAC business. Approximately $[ ] of Mestek's assets are devoted to the HVAC business, which constitutes well in excess of five percent of Mestek's total assets. Mestek has actively and continuously conducted its HVAC business for more than the last five years and the HVAC business was not acquired within the last five years. Mestek has not added or disposed of assets or changed or altered its HVAC business in so substantial and fundamental a manner as to constitute the acquisition or creation of a new or different business. Mestek does not have a substantial amount of non-business assets.

         Approximately [37] percent of the shares of Mestek are beneficially owned by its largest shareholder, John E. Reed.

         MCS is a wholly-owned subsidiary of Mestek. Mestek has owned all of the shares of MCS since before 1995. MCS is primarily involved in the sales and service of business applications software for the home health care services marketplace (hereinafter referred to as the "home healthcare information systems business" or "MCS business"). MCS itself, through its officers and employees, performs substantial management and operational functions and activities necessary to generate gross income and earn profit from its home healthcare information systems business. MCS has approximately [ ] employees and officers engaged in its home healthcare information systems business. Approximately $[ ] of MCS's assets are devoted to the MCS business, which constitutes well in excess of five percent of MCS's total assets. MCS has actively and continuously conducted its home healthcare information systems business for more than the last five years and the MCS business was not acquired within the last five years. MCS has not added or disposed of assets or changed or altered its home healthcare information systems business in so substantial and fundamental a manner as to constitute the acquisition or creation of a new or different business. MCS does not have a substantial amount of non-business assets.

         Simione is a public company whose common stock is listed on the Nasdaq National Market. Simione provides information systems, consulting and agency support services to freestanding, hospital-based, and multi-office home health care providers. Immediately prior



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Mestek, Inc.
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to the Merger, Simione had [# OF C/S SHARES AFTER THE CONVERSION OF THE SERIES A
P/S - 11,817,259 - THEN ADJUSTED FOR THE REVERSE STOCK SPLIT] shares of common stock issued and outstanding.

         Nasdaq has informed Simione that it believes the Merger will require Simione to file a new listing application for its common stock. This will require Simione to satisfy criteria more stringent than those required for continuing its existing listing on the Nasdaq National Market. Simione believes that its common stock probably will not satisfy the more stringent criteria and thus may be delisted from the Nasdaq National Market. Simione intends to appeal Nasdaq's determination that a new listing application is require in these circumstances.

         If Simione's common stock loses its eligibility to be listed on the Nasdaq National Market, Simione intends to apply to have its common stock listed on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market has similar but somewhat less stringent criteria for listing. As a precautionary step, Simione intends to engage in a reverse stock split so that its common stock price will meet the requirements for the Nasdaq SmallCap Market. The reverse stock split will be a one for [ ] split. Simione has represented that it believes its common stock will qualify for listing on the Nasdaq SmallCap Market after the reverse stock split and the Merger.

         B.       Background

         This section describes the background of the Spin-off and Merger and the development of the Transaction. The Transaction steps are further discussed below in Paragraph II.C. of this opinion.

                  1.       Original Simione-MCS Merger Agreement

                  Simione and Mestek commenced discussions in January 1999, regarding a possible business combination between Simione and MCS. After substantial negotiations and the requisite board of directors' approvals, the parties executed a merger agreement (the "Original Merger Agreement") on May 26, 1999. The principal terms of the Original Merger Agreement are outlined as follows:

                           (a)      Mestek agreed to exchange its shares of MCS
for approximately 7.4 million shares of Simione stock, thus becoming the largest shareholder of the merged Simione-MCS entity;

                           (b)      Mestek will receive an option to purchase up
to 1,935,568 shares of Simione common stock (as adjusted for changes in outstanding options prior to closing) in the event outstanding Simione options, warrants and other conversion rights are exercised. To the extent that these options, warrants and other



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conversion rights are exercised by Simione stockholders, the same rights vest with Mestek on the same terms (including the same exercise price). This contingent right was designed to prevent dilution of Mestek's ownership interest in Simione after the closing of the Merger. Mestek has represented that it intends to exercise these options as they become exercisable.

                   2.       Simione-CareCentric Merger Agreement

                   Prior to execution of the Original Merger Agreement, Simione began preliminary discussions with CareCentric Solutions, Inc. ("CareCentric") about the possibility of acquiring CareCentric. On July 12, 1999, before closing of the Original Merger Agreement could be consummated, Simione entered into a merger agreement with CareCentric and acquired CareCentric pursuant to a merger that was consummated on August 12, 1999. Pursuant to the CareCentric Merger Agreement, CareCentric was merged into a wholly-owned subsidiary of Simione. The merger agreement with CareCentric required Mestek's prior consent pursuant to the Original Merger Agreement. As consideration for the merger, Simione issued 3,034,521 shares of convertible Simione Series A Preferred Stock ("Series A Preferred Stock") to the former preferred stockholders and noteholders of CareCentric and paid $3.00 per share in cash to the former common stockholders of CareCentric (approximately $200,000 in the aggregate). All of these shares were converted into 3,034,521 shares of Simione common stock on ____________ (i.e., on a one for one basis) pursuant to the terms of the Series A Preferred Stock and the vote of the Simione shareholders on _______________.

                  Separately, the CareCentric Merger Agreement grants the former CareCentric preferred stockholders the right to receive additional shares of Simione common stock (up to a maximum of 3,034,521 additional shares) or, at Simione's option, additional cash consideration if the average closing market price of Simione common stock during the fourth quarter of 2000 is less than $3.00 per share. The aggregate additional consideration due is the amount by which the fourth quarter 2000 average Simione common stock price is below $3.00 (but not more than $1.50) times 3,034,521 (the original number of Simione convertible Series A Preferred Stock issued to the former CareCentric preferred shareholders). The former CareCentric preferred shareholders' contingent right to receive additional consideration is a separate contract right conferred by the CareCentric Merger Agreement and was not made part of the terms of the Simione convertible Series A Preferred Stock. The right is not voluntarily assignable by the former CareCentric preferred shareholders. Although the Simione convertible Series A Preferred Stock was not registered, it was transferable by private transaction such as a private placement. Similarly, although the Simione common stock received by such shareholders is not registrable (pursuant to the CareCentric Merger Agreement) until January 1, 2001, it is transferable by private transaction such as a private placement. If Simione engages in a reverse stock split as expected, Simione intends to revise the CareCentric Merger Agreement to adjust the price at which the former CareCentric shareholders will be entitled to receive additional consideration.


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                  Simione has represented that it currently intends to exercise its option to pay cash rather than issue additional Simione common stock to the extent additional consideration becomes due to the former CareCentric preferred shareholders.

                   3.       First Amended and Restated Merger Agreement

                   The CareCentric merger did not affect the initial discussions or negotiations surrounding the Simione-MCS merger. After the CareCentric merger was completed, however, it became apparent to the boards of directors of Mestek, MCS and Simione that the combined company needed a focused management team to execute its business plan, better utilize its resources, pursue opportunities, attract talent and obtain access to capital markets. In an effort to accomplish these goals, Mestek proposed to spin-off MCS and invest in a new class of Simione preferred stock to help cover the additional cash requirements incurred by Simione in connection with the CareCentric merger and the performance of its business plan.

                  The Mestek board of directors concluded at this time that both Mestek and MCS would benefit in several ways if the two companies were separated. First, the Mestek board recognized that the combined home health information software business envisioned for Simione (including the CareCentric and MCS businesses) needed to have widely held and traded common equity in order to successfully attract and retain talented management and technical personnel. It understood that talented personnel in the home healthcare information and software industries consider stock-related compensation as a critical element of their total compensation package. The Mestek board realized that the combined business would be more attractive to such personnel as a widely held, stand-alone, high-tech company rather than one in which substantial common equity was held by a manufacturing company whose business was of a dramatically different kind. Although the common equity of high-tech companies is generally more volatile than companies in manufacturing industries, they frequently attract significant premiums in the equity markets. The presence of a link to a large industrial enterprise would thus make the opportunity to work at Simione less attractive to current and prospective management and operational employees with talent and experience in the relevant industries.

                  The Mestek board further recognized that the combined home health information business would have greater access to the capital markets as a widely held public company rather than one in which the dominant common equity was held in large part by another company, especially one in a very different industry. The board believed that, as a widely-held company, the combined company would be better positioned to raise additional capital through either debt securities or equity for internal growth or acquisitions in the future.


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                  The Mestek board also concluded at this time that the spin-off of MCS would provide substantial benefits to Mestek by allowing its management to focus exclusively on the operation and growth of its HVAC business. Mestek's core businesses, including its HVAC business, involve skills and operations very different from those critical to the home healthcare information and software businesses. The Mestek board believed that the combined MCS/Simione/CareCentric businesses did not fit the overall business plan of Mestek and that in the years ahead its management could not adequately focus on the home healthcare information and software business. The board realized that high-tech businesses in emerging industries where innovation is at a premium often receive less attention inside a larger industrial company in a mature manufacturing industry.

                  The Mestek board therefore concluded that spinning-off MCS prior to its merger into Simione would achieve the corporate business objectives of improving (1) the business prospects of both Mestek and the combined MCS/Simione/CareCentric company by allowing each company's management to focus on their respective businesses, (2) the ability of the combined MCS/Simione/CareCentric company to attract and retain talented management and operational personnel and (3) the position of the combined MCS/Simione/CareCentric company to raise debt and equity capital.

                  In addition to the Spin-off, the parties determined that it was necessary to amend the Original Merger Agreement to provide for investment by Mestek in Simione preferred stock. The parties determined that the Spin-off would delay the closing of the Merger, which in turn would delay the contribution of the MCS cash reserves to the combined enterprise. These delays made it necessary for a cash infusion by Mestek in order to satisfy Simione's short-term cash flow needs. Consequently, the Original Merger Agreement was amended on September 9, 1999 (the "First Amended and Restated Merger Agreement") to reflect the occurrence of the Spin-off prior to the closing of the Simione/MCS merger and to reflect the Mestek financial investment in the merged entity.

                  Specifically, the First Amended and Restated Merger Agreement made the Spin-off a condition precedent to the Merger. Mestek also agreed in the First Amended and Restated Merger Agreement to invest $6 million in Simione in exchange for (i) 5,600,000 shares of Simione Series B Preferred Stock ("Series B Preferred Stock"), which will have voting rights equal to 11,200,000 shares of Simione common stock, or approximately [36] percent of the voting power of Simione after the Merger (assuming conversion of the Series A Preferred Stock of Simione) and (ii) warrants to purchase 2,000,000 shares of Simione common stock at a per share exercise price equal to the greater of $2.175 or the Nasdaq closing price on the closing date of the Merger (not to exceed $3.00 per share), both to be issued to Mestek at the closing of the Merger. The First Amended and Restated Merger Agreement provided that the $6 million to be invested by Mestek in Simione would consist of $3 million in cash and $3 million in forgiveness of debt. The debt forgiveness will be a



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cancellation upon closing of the Merger of the $3 million secured promissory note from Simione to Mestek dated September 9, 1999. This note represents a loan made to Simione by Mestek at the time the First Amended and Restated Merger Agreement was signed.

                  The First Amended and Restated Merger Agreement also provides that the Simione board will consist of twelve directors, six of which will be appointed by Mestek. In the event that the board of directors is deadlocked, the Series B preferred shareholders will have the right to appoint a thirteenth director.

                  4.       Second Amended and Restated Merger Agreement

                  On October 25, 1999, the parties executed an amendment to the First Amended and Restated Merger Agreement (as amended, the "Second Amended and Restated Merger Agreement") regarding the right to designate six directors who will be appointed to the Board of Directors of Simione after the Merger. The amendment provides that the right to designate the six directors will vest in the MCS shareholders rather than Mestek. These nominees will be nominated as candidates for director as part of Simione's slate for 18 months after the close of the Merger. In the event of a tie the owner of the Series B Preferred Stock has the right to elect a thirteenth director.

                  5.       Issuance of Simione Notes

                  In November 1999, Mestek loaned Simione $850,000, and Simione issued a promissory note for $850,000 to Mestek (the "Simione Note"). The Simione Note has a November 2002 maturity date and requires interest to be paid at a rate of 11 percent per annum. The Simione Note is convertible at Mestek's option upon or after the Merger into Simione Series C Preferred Stock ("Series C Preferred Stock") on the basis of one share of Series C Preferred Stock for each dollar of outstanding debt. The Series C Preferred Stock issued would have a par value of one dollar, would receive cumulative dividends at the rate of 12 percent per year and would have the right to vote as a class on all matters to be voted on by the shareholders of Simione. Mestek has represented that as part of the Transaction it intends to exercise its option to convert the "Simione Note" on or immediately after the closing date of the Merger.

                  On February 4, 2000, Mestek loaned Simione an additional $1,000,000 and Simione issued a note to Mestek with terms substantially similar to those under which Mestek earlier lent Simione $3,000,000. The additional $1,000,000 debt will be forgiven in exchange for the Series B Preferred Stock to be issued to Mestek upon closing of the Merger. Accordingly, at closing of the Merger, Mestek will invest $2,000,000 in Simione and will forgive a total of $4,000,000 of debt in exchange for the Series B Preferred Stock and the warrants described above.


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         C.       Transaction

         The Transaction will be comprised of the following steps:

                  1.       Spin-off

                 Mestek will distribute all of the stock of MCS to the Mestek shareholders on a pro rata basis, without the surrender of any Mestek stock, in a transaction intended to qualify as a nontaxable spin-off under Section 355(a)(1) of the Internal Revenue Code. After the Spin-off the shareholders who own common stock in Mestek will own the same proportion of the common stock of MCS.

                  2.       Merger

                  After the Spin-off, MCS will merge with and into Simione under Delaware and Pennsylvania law pursuant to the Second Amended and Restated Merger Agreement, with Simione being the surviving corporation. The shareholders of MCS will receive approximately [0.8506] shares of Simione common stock for each share of MCS common stock they own. No fractional shares will be issued in the transaction. Shareholders will be entitled to cash in lieu of any fractional shares in an amount computed based on the Nasdaq price of Simione common stock on the day after the merger is consummated.

                   The Simione shares received by the former shareholders of MCS will be subject to a two-year "lock-up" restriction on resale after the completion of the Merger, so that, after the Merger, MCS stockholders will directly own a total of approximately [7,481,584] shares or approximately [38.7 PERCENT] of the outstanding common stock of Simione.

                  Accordingly, immediately following the Transaction and assuming the conversion of the Series A Preferred Stock issued in the CareCentric merger and the conversion of the Mestek promissory note into Series C Preferred Stock, the former MCS shareholders will hold [7,481,584] shares of Simione common stock out of a total of [16,264,313] shares of Simione common stock. Thus, the former MCS shareholders will hold [7,481,584] out of [16,264,313] total votes available on Simione common stock. In addition, for reasons discussed in Paragraph IV.A.7. of this opinion, the former MCS shareholders will also be considered to hold all of the Series B Preferred Stock and the Series C Preferred Stock and thus hold an additional [12,050,000] votes for the relevant federal income tax purposes.

--------------------
         1 All section references are to the Internal Revenue Code of 1986, as amended. All regulation references are to the Income Tax Regulations thereunder.


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Accordingly, the former MCS shareholders will hold approximately [62.3] percent of the total voting power of the combined company after the Transaction.

         Mestek engaged HBL Gross Collins, P.C., CPAs ("Gross Collins"), to render an opinion as to the fair market value of the equity interests in Simione after completion of the Transaction. Gross Collins opined that the fair market value of the equity interests held by the former MCS shareholders (which, for the relevant federal income tax purposes, includes the Series B Preferred Stock and the Series C Preferred Stock owned by Mestek) after completion of the Transaction exceeds 50% of the total value of all equity interests in Simione. In rendering our opinion, we assume that the Gross Collins valuation is true and accurate and will remain so on the dates of the Spin-off and Merger.


III.     OPINION

         Based solely on the facts, representations and stated assumptions described herein, it is our opinion that the Spin-off and the Merger should qualify as nontaxable transactions for federal income tax purposes, except with respect to dissenting MCS shareholders who receive cash in lieu of Simione shares and also MCS shareholders who receive cash in lieu of fractional shares of Simione stock. More specifically, for such purposes:

         Spin-off

         A. Pursuant to section 355(c), Mestek should not recognize taxable income, gain or loss upon the Spin-off;

         B. Pursuant to section 355(a)(1), the shareholders of Mestek should not recognize taxable income, gain or loss on the receipt of all of the shares of MCS in the Spin-off;

         C. Pursuant to section 358(a)(1), the basis of MCS and Mestek shares in the hands of each shareholder following the Spin-off should be the same as the basis of the Mestek shares held immediately before the Spin-off, allocated in proportion to the fair market value of each; and

         D. Pursuant to section 1223(l), the holding period of the MCS shares in the hands of each Mestek shareholder should include the period during which the shares of Mestek have been held by each such shareholder as a capital asset or a section 1231 asset.
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         Merger

         AA. The statutory merger of MCS with and into Simione should constitute a reorganization within the meaning of section 368(a)(1)(A);

         BB.      MCS and Simione should be parties to the reorganization under section 368(b);

         CC. Pursuant to section 361(a), no taxable income, gain or loss should be recognized by MCS on the transfer of its assets to Simione and the assumption by Simione of the liabilities of MCS;

         DD. Pursuant to section 362(b), the basis of the assets of MCS in the hands of Simione should be the same as the basis of those assets in the hands of MCS immediately before the merger;

         EE. Pursuant to section 1223(l), the holding period of the MCS assets in the hands of Simione should include the period during which the assets were held by MCS;

         FF. Pursuant to section 354(a), MCS shareholders, except for dissenting shareholders, should not recognize taxable income, gain or loss upon their receipt of Simione stock in exchange for all of the outstanding stock of MCS;

         GG. Pursuant to section 1223(l), The holding period of the Simione stock received by the MCS shareholders should include the period during which the stock of MCS was held by the MCS shareholders.

         HH. Simione should succeed and take into account the items of MCS described in section 381(c);

         II. Simione should succeed to and take into account the earnings and profits or deficit in earnings and profits of MCS as of the date of the merger; and

         JJ. The payment of cash by Simione to MCS shareholders in lieu of fractional shares of Simione stock and the payment of cash by Simione to dissenting MCS shareholders should be taxable as a redemption of the exchanged MCS stock under section 302.

                  The above opinions are based upon the provisions of the Code, its legislative history, existing Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as existing on the date hereof. We express no opinion on any matter or the application of any provision of the Code other than those expressly referred to herein.


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IV.      ANALYSIS

         A.       Qualification of Spin-off under Section 355

                  1.       Spin-off of Control

                  Section 355(a)(1)(A) provides that in order for a spin-off to qualify for section 355 treatment, the distributing corporation must distribute stock or securities of "a corporation. . . which it controls immediately before the spin-off." Control is defined as ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of all other classes of stock. The transaction should meet the requirements of section 355(a)(1)(A)(i) and (D)(i) because Mestek (which is the "distributing corporation" or "distributing" within the meaning of section 355 and the regulations), will distribute to the Mestek shareholders all of the outstanding shares of MCS, a corporation that Mestek controlled immediately before the spin-off (which is the "controlled corporation" or "controlled" within the meaning of section 355 and the regulations thereunder). The spin-off so qualifies even though it is not part of a section 368(a)(1)(D) reorganization.(2)

                  2.       Independent Business Purpose

                  The transaction will be carried out for an independent corporate business purpose as required by Treas. Reg. ss.1.355-2(b). Such a purpose is a non-federal tax purpose germane to the business of the distributing corporation, the controlled corporation, or the affiliated group of which the distributing corporation is a member. In this case, the affiliated group is the group of which Mestek is the parent.(3) The business purposes for the Spin-off are described in the representation letter from Mestek in Attachment A. We believe that these purposes constitute independent corporate business purposes within the meaning of the above-cited regulation.

                  The Service has published a set of ruling guidelines for purposes of determining whether the Service will issue a private letter ruling that a spin-off qualifies as a section 355 spin-off.(4) The ruling guidelines include a non-exclusive list of business purposes which may

-------------------------------------
         2        Section 355(a)(2)(C).

         3        See the definition set forth in Treas. Reg.
                  ss.1.355-3(b)(4)(iv).

         4        Rev. Proc. 96-30, 1996-1 C.B. 696.


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be relied upon in seeking a private letter ruling for a spin-off.(5) For ruling purposes, the Service generally recognizes a "fit and focus" business purpose as valid support for the issuance of a favorable section 355 ruling. A fit and focus spin-off is specifically described as a separation which is intended to "enhance the success of the businesses by enabling the corporations to resolve management, systemic, or other problems that arise (or are exacerbated) by the taxpayer's operation of different businesses within a single corporation or affiliated group." The Service's description of a "fit and focus" business purpose therefore is consistent with the business purpose which Mestek represents to be among the business purposes for the Spin-off.

         The Service's letter ruling procedure, however, generally limits "fit and focus" rulings to cases in which the distributing corporation is (i) publicly traded and (ii) has no "significant shareholders." A "significant shareholder" is defined as any person who directly or indirectly, or together with related persons, owns 5 percent or more of any class of stock of the distributing or controlled corporations and who actively participates in the management or operation of the distributing or controlled corporations.(6) The Service, however, has demonstrated a willingness to issue favorable rulings in circumstances involving 5 percent shareholders. For example, in Private Letter Ruling 199948022, the Service provided a favorable "fit and focus" ruling where a more than five percent shareholder had represented that the shareholder's ownership was in the nature of a passive investment. Although John E. Reed's ownership is in excess of 5 percent of Mestek, it has been represented that he will act only as an outside director of Simione, will not be an officer of Simione or be involved in the day-to-day management of the company.(7) In addition, it should be noted that the significant shareholder limitation for a fit and focus business purpose is a ruling guideline only, and is not substantive law. Therefore, we believe that Mestek's stated corporate business purpose for the Spin-off should be valid for section 355 purposes.

                  3.       The Device Requirement

                  Under section 355(a)(1)(B), a spin-off transaction must not be used principally as a device for the distribution of the earnings and profits of the distributing or the controlled corporation. Whether a transaction is such a "device" is determined based upon all the facts and circumstances, including, but not limited to, the existence or absence of specified "device

-----------------------------------
         5        Id.

         6        Section 2.05(3) of Rev. Proc. 96-30, 1996-1 C.B. 696.

         7 See, also, e.g., PLR 9843015 (July 21, 1998) (pro rata spin-off qualified under section 355 with a "fit and focus" business purpose notwithstanding the presence of a greater than 5% shareholder where such shareholder was only an outside director of the controlled corporation, was not an officer of the controlled corporation and was not involved in the day-to-day management of the controlled corporation).


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factors" and "non-device factors."(8) In this case, the only applicable "device"
factor is that the MCS stock will be distributed pro rata to all Mestek shareholders. A post-spin exchange of the controlled corporation's stock may be a device factor. However, under the regulations, an exchange of stock for stock in pursuance of a plan of reorganization in which an insubstantial amount of gain or loss is recognized is not taken into account under the device clause.(9) The fact that neither Mestek nor MCS has a substantial amount of non-active business assets will be taken as a non-device factor. Moreover, the Transaction (including the Spin-off) is motivated by sound corporate business purposes. Therefore, balancing the above factors, the Spin-off should not offend the device requirement.

                  4.       The Active Business Test

                  The distributing and the controlled corporation must each be engaged immediately after the Spin-off in the active conduct of a trade or business.(10) This requires that each corporation engage in a specific group of activities for the purpose of earning income or profit; the corporation itself (through its own officers and employees) must perform active and substantial management and operational functions.(11) There is no requirement in Section 355(b) that any specific percentage of a corporation's assets be devoted to the active conduct of a trade or business.(12) The Internal Revenue Service will rule that an active business satisfies the requirement of Section 355(a)(2)(A) if the value of the assets of that business equal at least 5 percent of the total assets of the corporation conducting the business.(13) It has been represented to us that Mestek actively conducts its HVAC business and MCS actively conducts its home healthcare information systems business, respectively, with their own respective officers and employees performing substantial management and operational functions. Mestek has also represented that more than five percent of the assets of Mestek and MCS are devoted to the conduct of the HVAC and the home healthcare information systems businesses, respectively. As a result, the Merger should meet the active business test in terms of the value of the assets used in the active conduct of a trade or business.

-----------------
         8        Treas. Reg. ss.1.355-2(d)(2)(i)-(iv).

         9        Treas. Reg. ss.1.355-2(d)(2)(iii)(E).

         10       Section 355(b)(1)(A).

         11       Treas. Reg. ss.1.355-3(b).

         12       Rev. Rul. 73-44, 1973-1 C.B. 182.

         13       Section 4.01(33) of Rev. Proc. 99-3, I.R.S. 1991-1, 103.

Mestek, Inc.
[Date of Merger]
Page 14


                  The active business of the distributing and controlled corporations must also have been conducted for at least five years prior to the spin-off (the "five-year period") under section 355(b)(2)(B). The fact that a business has undergone changes in the five-year period is immaterial so long as the change is not fundamental enough to constitute the acquisition or adoption of a new business.(14) The trade or business must not have been acquired within the five-year period in a transaction in which gain or loss was recognized in whole or in part under section 355(b)(2)(C). Mestek has represented that both Mestek and MCS have been actively conducting the Mestek and MCS businesses, respectively, for at least the last five years. It has been further represented that neither business has been altered or modified so substantially or fundamentally that a new or different business was created or acquired. As a result, the Spin-off should meet the five-year requirement of the active business test.

                  Section 355(b)(2)(D) requires, in addition, that control of a corporation conducting an active trade or business not have been acquired by the distributing corporation within the five-year period except solely through transactions in which no taxable gain or loss was recognized. Mestek has represented that it has had continuous control of MCS since before 1995, so the control prong of the active business requirement should also be met.

                  5.       Continuity of Interest Requirement

                  Section 355 only applies to a spin-off if it merely effects a readjustment of continuing interests in the property of the distributing and controlled corporations.(15) Section 355 requires that one or more persons, who, directly or indirectly, were the owners of the enterprise prior to the spin-off or exchange own, in the aggregate, an amount of stock establishing a continuity of interest in each of the modified corporate forms in which the enterprise is conducted after the separation. Under Treas. Reg. ss.1.355-2(c), a planned post-division sale for cash of either distributing or controlled corporation stock could result in a violation of the continuity of interest requirement even if the device clause were not implicated. However, a merger in which stock consideration is received by the historic distributing corporation shareholders should not violate the continuity of interest rule.(16) Consequently, the planned Spin-off of the shares in MCS to Mestek's shareholders should meet the continuity of interest requirement.


-------------------------------
         14       Treas. Reg. ss.1.355-3(b)(ii).

         15       Treas. Reg. ss.1.355-2(c).

         16       See Rev. Rul. 75-406, 1975-2 C.B. 125.

Mestek, Inc.
[Date of Merger]
Page 15


                  6.       Inapplicability of Section 355(d)

                  Section 355(d) provides that in the case of a "disqualified distribution," the distributing corporation will recognize taxable gain on the shares of the controlled corporation, which it distributes. A spin-off is a disqualified spin-off if, immediately after it is made, any person holds "disqualified stock" in either the distributing or controlled corporation representing fifty percent or more of the voting power or value of the stock of such corporation. As relevant here, "disqualified stock" means (i) stock acquired by purchase within the five-year period ending on the date of a spin-off, and (ii) stock received in a spin-off with respect to stock described in (i). Paragraphs (5) through (8) of section 355(d) set forth a complex set of rules determining what constitutes a "purchase."

                  It has been represented that no one person (treating all related persons within the meaning of section 267(b) as one person) has acquired 50 or more percent of the common stock of Mestek within the five years preceding the date of the Spin-off. Accordingly, section 355(d) should be inapplicable to the Spin-off.

                  7.       Inapplicability of Section 355(e)

                  Under Section 355(e), if section 355 otherwise applies to a spin-off but the spin-off is part of a plan or series of related transactions pursuant to which one or more persons acquire directly or indirectly a "50 percent or greater interest," measured either by the total combined voting power or the total combined value of all shares of all stock in the distributing corporation or the controlled corporation, then the distributing corporation recognizes gain on the shares of the controlled corporation that are distributed.(17) A plan is presumed to exist under Section 355(e)(2)(B) if one or more persons acquire a 50 percent or greater interest in a corporation within two years before or two years after a spin-off.

                  There has been no authoritative guidance from the Internal Revenue Service to date regarding the application of section 355(e). Specifically, there has been no authoritative guidance on what constitutes a "50 percent or greater interest" specifically for purposes of section 355(e) (beyond the cross-reference in Section 355(e)(4)(A) to the definition of that term provided by section 355(d)(4)). On August 19, 1999, Proposed Regulations under section 355(e) were issued which provide guidance on the application of the "plan or series of related transactions" provisions of section 355(e).(18) While these proposed regulations are instructive, they are proposed to be effective only with respect to spin-offs occurring on or after the date final regulations are published in the federal register. The only authoritative guidance available on the application of section 355(e) is in the legislative history and committee reports relating to the provision.


--------------------------------
         17       Section 355(e)(2)(A).

         18       Proposed Treas. Reg.ss.1.355-7, 64 Fed. Reg. 46155 (1999).

Mestek, Inc.
[Date of Merger]
Page 16


                  That portion of the "Blue Book" describing section 355(e) states that a public offering of sufficient size can result in an acquisition that causes gain recognition under Section 355(e).(19) Whether a corporation is "acquired" for section 355(e) purposes is determined under the rules similar to those of section 355(d), except that acquisitions are not restricted to "purchase" transactions stock." According to the staff of the Joint Committee on Taxation, "[w]hether a corporation is acquired is determined under rules similar to those of present section 355(d), except that acquisitions would not be restricted to purchase transactions."(20)

                  (a)      Vote

                           (i)      Attribution. Section 355(e)(4)(C)(ii)
attributes all of the stock held by a corporation to its shareholders for section 355(e) purposes, without regard to the percentage of stock held by the shareholder. Under this rule, all of the voting power of the Series B Preferred Stock and the Series C Preferred Stock held by Mestek will be attributed to its shareholders.

                           (ii)     Voting Power. The Service and the courts
generally measure voting rights by reference to the ability of holders of a class of shares to elect members of the board of directors. Measurement of voting rights is unaffected by whether the stock is common or voting preferred.(21) The Series B Preferred Stock and the Series C Preferred Stock carry the ability to elect members to the board of directors and should be treated as voting stock for purposes of the section 368(c) control test.

                  The Series C Preferred Stock has the same voting power as the Simione common stock: one vote per share. A share of the Series B Preferred Stock, however, carries more voting rights than a share of the Simione common stock. Each share of Series B Preferred Stock has twice the voting power of a share of Simione common stock: two votes per share. The voting power represented by a share of preferred is greater than the voting power of common stock of equivalent value. The courts, however, have respected the voting interests of shares even when the voting interest is disproportionately large with respect to fair market

-------------------
         19 General Explanation of Tax Legislation Enacted in 1997, prepared by the staff of the Joint Committee on Taxation, December 17, 1997 (the "Blue Book") at 199.

         20       Blue Book at 199.

         21 See, Rev. Rul. 69-126, 1969-1 C.B. 218 (preferred stock with the ability to elect three out of eight members of the company's board of directors represented 3/8 of the voting power of all classes of stock).

Mestek, Inc.
[Date of Merger]
Page 17


value.(22) The Service has also issued several favorable private letter rulings in which control of a subsidiary corporation was established through the use of stock with voting rights that were disproportionate to value.(23) Therefore, the Series B Preferred Stock should be respected as voting stock, with each share of Series B Preferred Stock representing twice the amount of voting power as each share of Simione common stock.

                  After the Transaction, the former MCS shareholders will hold [7,481,584] shares of Simione common stock out of a total of [16,264,313] shares of Simione common stock. Thus, the former MCS shareholders will hold [7,481,584] out of [16,264,313] total votes available on Simione common stock. In addition, the former MCS shareholders will also be considered to hold all of the Simione Series B Preferred Stock and the Simione Series C Preferred Stock and thus hold an additional [12,050,000] votes. Accordingly, the former MCS shareholders will hold approximately [62.3] percent of the total voting power of the combined company after the Transaction.

                           (iii)    Interim Voting Agreement Regarding the
Simione Board. As described above, voting power is generally determined on the basis of power to elect directors.(24) Based on the share ownership described above, the former MCS shareholders generally will be able to elect the majority of the Simione directors. Pursuant to the Second Amended and Restated Merger Agreement, for the 18-month period following completion of the Transaction, the former MCS shareholders will have the ability to elect six out of twelve directors and, in the event of a tie, will be able to elect a thirteenth director. Accordingly, the former MCS shareholders should be viewed as having more than 50% of the total voting


----------------------
         22 In Anderson-Clayton Securities Corporation v. Commissioner, 35 B.T.A. 795 (1937), the court held that parent and subsidiary corporations were affiliated where the parent owned 100 percent of the preferred stock and 64 percent of the common stock of the subsidiary. The Preferred Stock held by the parent corporation had 50 votes per share, and the common stock had one vote per share.

         23 See, e.g., PLR 9802048 (July 11, 1997) (disproportionate voting rights respected where class of stock distributed to shareholders in spin-off represented 80% of voting power but only 30% of value); PLR 9547049 (June 2, 1995) (preferred stock with a fair market value of less than 5% of outstanding shares but with the right to elect 55% of the directors treated as possessing 55% of voting power); PLR 9409043 (December 9, 1993) (disproportionate voting rights between two classes of common stock respected where the first class received three votes per share and second class received one vote per share). PLR 8631014 (April 28, 1986) (disproportionate voting rights respected for two classes of common stock, one with 0.6 votes per share and the other with
                  1.4 votes per share); PLR 8030007 (April 14, 1980) (section 368(c) control test met where distributing corporation held stock representing 80% of voting power but only 40% of value and disproportionate voting rights automatically terminated after a period of years).

         24 See Rev. Rul. 69-126, 1969-1 C.B. 218 (voting power determined on basis of vote for directors under Section 1504(a)).

Mestek, Inc.
[Date of Merger]
Page 18


power of Simione after the Transaction both during the period in which the interim voting agreement is in place and thereafter.

                  (b)      Value

                           (i)      Attribution. Section 355(e)(4)(C)(ii)
attributes all of the stock held by a corporation to its shareholders for section 355(e) purposes, without regard to the percentage of stock held by the shareholder. Under this rule, the value of the Series B Preferred Stock and the Series C Preferred Stock held by Mestek will be attributed to its shareholders.

                           (ii)     Valuation Study. Mestek engaged HBL Gross
Collins, P.C., CPAs ("Gross Collins"), to render an opinion as to the fair market value of the equity interests in Simione after completion of the Transaction. Gross Collins opined that the fair market value of the equity interests held by the former MCS shareholders after completion of the Transaction exceeds 50% of the total value of all equity interests in Simione. In rendering our opinion, we assume that the Gross Collins valuation is true and accurate and will remain so on the dates of the Spin-off and Merger.

                  B.       Qualification of the Merger under Section
                           368(a)(1)(A)

                           1.       Statutory Requirements

                           A reorganization under Section 368(a)(1)(A) is
defined as "a statutory merger or consolidation." In a statutory merger, one corporation directly acquires all of the assets and liabilities of a target corporation by operation of law, and the target corporation ceases to exist. In order to qualify as a merger under Section 368(a)(1)(A), the merger or consolidation must be effected pursuant to the applicable corporate laws of the United States, a state or territory of the United States, or the District of Columbia. It is our assumption that the Merger of MCS and Simione will be accomplished in full compliance with the applicable laws of the states of Delaware and Pennsylvania.(25) Accordingly, we believe that the statutory merger requirement of Section 368(a)(1)(A) will be satisfied.

                           2.       Judicial Requirements of Reorganizations

                           Reorganizations not only need to satisfy the
statutory requirements, but also need to satisfy three judicial requirements in order for a transaction to qualify as a tax-free reorganization. These judicial requirements are business purpose, continuity of business

-----------------------
         25       Treas. Reg. ss.1.368-2(b)(1).

Mestek, Inc.
[Date of Merger]
Page 19

enterprise, and the continuity of shareholder interest. The judicial requirements of reorganizations have been developed through case law over the years and have been adopted in the Treasury Regulations under section 368.

                           (a)      Business Purpose

                           There must be a valid corporate business purpose for
the reorganization.(26) This requirement is codified in Treas. Regs. ss.1.368-1(b), ss.1.368-1(c), and ss.1.368-2(g). A valid business purpose is generally any reasonable non-tax purpose for undertaking a transaction.

                           The business purposes for the Merger are described
in the representation letters from Mestek and Simione in Attachment A and Attachment B, respectively. We believe that these satisfy the business purpose requirements.

                           (b)      Continuity of Business Enterprise

                           The second judicial requirement, the continuity of
business requirement, is codified in Treas. Reg. ss.1.368-1(d). Treas. Reg. ss.1.368-1(d)(1) requires the surviving corporation, Simione, to either continue a line of MCS's historic business or use a significant portion of the target corporation's historic business assets in a business. An example in the regulations provides that the continuity of business enterprise requirement may be met where one of three equal lines of an acquired corporation's business is continued by the acquiring corporation.(27)

                           It has been represented that Simione intends continue
the historic business of MCS or to use a significant portion of MCS's historic business assets in its business after the Transaction. Accordingly, the continuity of business enterprise requirement should be met.

                           (c)      Continuity of Shareholder Interest

                           The third judicial requirement, codified in Treas.
Reg. ss.1.368-1(e), is the continuity of shareholder interest requirement. The purpose of this requirement is to prevent transactions that resemble sales from qualifying for the nonrecognition of gain or loss available to corporate reorganizations. Accordingly, the continuity of interest requirement

-----------------------
         26       Gregory v. Helvering, 293 U.S. 465 (1935).

         27       Treas. Reg. ss.1.368-1(d)(5), Ex. 1.

Mestek, Inc.
[Date of Merger]
Page 20


focuses on the character of the consideration received on the acquisition by the former shareholders of the acquired corporate. The general rule is that equity consideration received in the acquisition establishing a continuity of interest.(28) For Internal Revenue Service ruling purposes, at least 50 percent of the total consideration received by shareholders of the acquired corporations must be in the form of equity.(29) In the Merger, the continuity of interest requirement should be satisfied because the value of the Simione stock received is more than 50 percent of the value of the total consideration provided in the transaction. Generally, post-acquisition dispositions of Simione common stock by MCS shareholders should not violate the continuity of interest requirement.(30) However, redemptions by Simione or acquisitions of the Simione stock held by the former MCS shareholders by persons related to Simione could violate the continuity of interest requirement. For purposes of the continuity of interest requirement, related persons include corporations that would be subject to
Section 304(a)(2).(31) However, Simione has represented that it has no plan or intention to redeem its common stock or otherwise acquire, directly or indirectly, Simione common stock held by former MCS shareholders.

                  3.       Investment Companies

                  Section 368(a)(2)(F) provides that a transaction involving two or more investment companies shall not be treated as a tax-free reorganization with respect to any such investment company (and its shareholders) that is considered undiversified. The definition of an "investment company" includes corporations holding stock or securities worth 50 percent or more of the value of its total assets where 80 percent or more of the value of its total assets are held for investment. Whether a company is an investment company is determined "immediately before" the transaction. It has been represented to us that neither MCS nor Simione is an investment company within the meaning of section 368(a)(2)(F) and thus the prohibition on nontaxable reorganizations of investment companies should not apply.


------------------------
         28       Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).

         29       Section 3.02 of Rev. Proc. 77-37, 1977-2 C.B. 568.

         30 Note, however, that any dispositions of Simione stock by the former MCS shareholders could affect the section 355(e) analysis. See Paragraph IV.A.7., supra.

         31       Treas. Reg. ss.1.368-1(e)(2)(3).

Mestek, Inc.
[Date of Merger]
Page 21


                  4. Cash Payments to Dissenting MCS shareholders and in Lieu of Fractional Shares

                  Cash paid by an acquiring corporation in a Section 368(a)(1)
(A) reorganization that represents a separately bargained-for consideration may be treated as the receipt of additional consideration under Sections 361(b) and 356(a) (i.e., "boot").(32) However, where a cash payment by the acquiring corporation instead represents a mere mechanical rounding-off of the fractions in the exchange and is not bargained for, the payment is treated under Section 302 as a redemption of the fractional share interests.(33) Similarly, cash payments to dissenting shareholders in reorganizations are treated under Section 302 as a taxable redemption of the dissenters' shares.(34) As represented above, the payment of cash in lieu of fractional shares of stock of Simione will not be separately bargained for consideration and will be made for the purpose of saving Simione the expense and inconvenience of issuing fractional shares. Accordingly, in our opinion, the cash paid by Simione to the dissenters and to the MCS shareholders in lieu of fractional shares should be treated under
Section 302 as a taxable redemption of the dissenters' shares and the fractional share interests.

                                                     Very truly yours,


                                                     --------------------------
                                                     Baker & McKenzie



----------------------

         32       Tenney Ross v. United States, 173 F.Supp. 793 (1959).

         33 Mills, et. al. v. Commissioner, 331 F.2d 321 (1964); Rev. Rul. 66-365, 1966-2 C.B. 116.

         34       Rev. Rul. 73-102, 1973-1 C.B. 186.

                                  ATTACHMENT A



                               [Mestek letterhead]


                               [date of Spin-off]


Baker & McKenzie
815 Connecticut Avenue, N.W.
Suite 900
Washington, D.C.  20006

Gentlemen:


         The undersigned, in his capacity as Chief Financial Officer of Mestek, Inc., a Pennsylvania corporation ("Mestek") on its behalf and on behalf of MCS, Inc., a Pennsylvania corporation ("MCS"), hereby certifies that the facts, assumptions and representations that relate to Mestek and its affiliates with respect to the distribution (the "Spin-off") of all of the outstanding shares of MCS followed by the merger (the "Merger") of MCS with and into Simione Central Holdings, Inc., ("Simione") and related transactions (the Spin-off, Merger and related transactions are referred to collectively as the "Transaction") which are described herein and are more fully described in the opinion of Baker & McKenzie dated [date of Spin-off], are true, correct and complete in all material respects, and particularly certifies as follows:

         1. Mestek is a public company whose common stock is traded on the New York Stock Exchange. Mestek is principally engaged in the business of manufacturing and selling HVAC equipment, metal forming equipment and extruded aluminum products. Mestek itself, through its officers and employees, performs substantial management and operational functions and activities necessary to generate gross income and earn profit from its HVAC, metal forming and extruded aluminum products business (hereinafter referred to as the "HVAC business" or "Mestek business"). Mestek has approximately [ ] employees and officers engaged in its HVAC business. Approximately $[ ] of Mestek's assets are devoted to the HVAC business, which constitutes well in excess of five percent of Mestek's total assets. Mestek has actively and continuously conducted its HVAC business for more than the last five years and the HVAC business was not acquired within the last five years. Mestek has not added or disposed of assets or changed or altered its HVAC business in so substantial and fundamental a manner as to constitute the acquisition or creation of a new or different business. Mestek does not have a substantial amount of non-business assets.

         2. MCS is a wholly-owned subsidiary of Mestek. Mestek has owned all of the shares of MCS since before 1995. MCS is primarily involved in the sales and service of business applications software for the home health care services marketplace (hereinafter referred to as the "home healthcare information systems business" or "MCS business"). MCS itself, through its officers and employees, performs substantial management and operational functions and activities necessary to generate gross income and earn profit from its home healthcare information systems business. MCS has approximately [ ] employees and officers engaged in its home healthcare information systems business. Approximately $[ ] of MCS's assets are devoted to the MCS business, which constitutes well in excess of five percent of MCS's total assets. MCS has actively and continuously conducted its home healthcare information systems business for more than the last five years and the MCS business was not acquired within the last five years. MCS has not added or disposed of assets or changed or altered its home healthcare information systems business in so substantial and fundamental a manner as to constitute the acquisition or creation of a new or different business. MCS does not have a substantial amount of non-business assets.

         3. Immediately prior to the Spin-off, Mestek had outstanding [8,879,505] shares of common stock; it had no other shares outstanding.

         4. No one person (treating all related persons within the meaning of section 267(b)(1) as one person) has acquired 50 or more percent of the common stock of Mestek within the five years preceding the date of the Spin-off.

         5. In the aggregate, less than 50 percent of the common stock of Mestek was transferred in the two years preceding the date of the Spin-off.

         6. MCS had no indebtedness outstanding which would be treated as stock for federal income tax purposes.

         7. No part of the consideration to be distributed by Mestek in the Spin-off will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of Mestek.

         8. Following the Transaction, Mestek and MCS will continue the active conduct of the Mestek and MCS businesses, respectively, independently and each with its separate officers and employees.

         9. The distribution of ProfitWorks by MCS prior to the Transaction does not materially alter the MCS business.

         10. The Spin-off is being carried out for the corporate business purpose of improving (1) the business prospects of both Mestek and the combined MCS/Simione company

--------
(1) All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise specified.

by allowing each company's management to focus on their respective businesses,
(2) the ability of the combined MCS/Simione company to attract and retain talented management and operational personnel and (3) the position of the combined MCS/Simione company to raise debt and equity capital. The Spin-off is, in whole or substantial part, motivated by this corporate business purpose.

         11. Other than the ongoing Mestek stock buyback program, there is no plan or intention by Mestek or MCS, directly or through any subsidiary corporation, to purchase any of it's outstanding stock after the Transaction.

         12. There is no plan or intention to liquidate Mestek, or to sell or otherwise dispose of the assets of Mestek after the Transaction except in the ordinary course of business.

         13. Other than an approximately $600,000 intercorporate debt owed by MCS to Mestek which was incurred in the ordinary course of business, no intercorporate debt will exist between Mestek and MCS at the time of, or subsequent to, the Spin-off. No indebtedness has been or will be canceled in connection with the transaction.

         14. There are no planned or intended transactions between Mestek and MCS following the Spin-off, or between Mestek and Simione following the Merger, either directly or indirectly, or, in the event there should be any such transactions, payments made in connection with all such continuing transactions will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms-length.

         15. Mestek intends to exercise the approximately [1,943,708] options to acquire Simione common stock to the extent they become exercisable.

         16.      Neither Mestek nor MCS is an investment company as defined in section 368(a)(2)(F)(iii) and (iv).

         17. Neither Mestek nor MCS is an S corporation (within the meaning of section 1361(a)), and there is no plan or intention by Mestek or MCS to make an S corporation election pursuant to section 1362(a).

         18. No part of the consideration to be distributed by Mestek will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of the corporation.

         19. As part of the Transaction, Mestek intends to exercise its option to convert the "Simione Note" into the Series C Preferred Stock on or immediately after the Merger.

         20. Pursuant to the Merger, MCS will merge with and into Simione, with Simione surviving. The merger of MCS with and into Simione will be a valid merger under the laws of Delaware and Pennsylvania.

         21. The parties to the Merger are engaging in the Merger for the corporate business purpose that the resulting combination will create an opportunity to achieve significant operating efficiencies and better exploit the individual companies complementary products in the home health care information systems market.

         22. The fair market value of the Simione stock and other consideration received by each MCS shareholder in the Merger will be approximately equal to the fair market value of the MCS stock surrendered in the exchange.

         23. The liabilities of MCS to be assumed by Simione and the liabilities to which the transferred assets of MCS will be subject were incurred by MCS in the ordinary course of its business.

         24. Simione will not pay any expenses of MCS or the shareholders of MCS, if any, incurred in connection with the transaction.

         25. There is no intercorporate indebtedness existing between MCS and Simione that was issued, acquired, or will be settled at a discount.

         26. The parties to the Merger intend that the total fair market value of all consideration other than Simione common stock received by the shareholders of MCS in the Merger (including, without limitation, cash and notes paid to shareholders) will not exceed fifty percent (50%) of the aggregate fair market value of stock of MCS outstanding immediately prior to the Merger. In addition, the amount of cash payments to dissenting shareholders will not exceed five percent of the total consideration provided.

          27. The parties to the Merger intend that (i) none of the compensation received by any shareholder-employees of MCS will be separate consideration for, or allocable to, any of their shares of MCS stock; (ii) none of the shares of Simione common stock received by any shareholder-employees of MCS will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and (iii) the compensation paid to any shareholder-employees of Simione will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         28. MCS intends to treat the Merger as a tax-free reorganization under section 368.

         29. MCS is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(a).

         30. The fair market value of the assets of MCS transferred to Simione in the Merger will equal or exceed the sum of the liabilities assumed by Simione, plus the amount of liabilities, if any, to which the transferred assets are subject.

         31. The payment of cash to MCS shareholders in lieu of fractional shares of Simione stock is not separately bargained for consideration and is solely for the purpose of saving Simione the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the Merger to the MCS shareholders instead of issuing fractional shares of Simione stock will not exceed 1% of the total consideration to be issued in the transaction to MCS shareholders in exchange for their shares of MCS stock. The fractional share interests of each MCS shareholder will be aggregated and no MCS shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Simione stock.

          32. The undersigned is duly authorized to make all of the representations set forth herein on behalf of Mestek.


                                                Sincerely,


                                                Mestek, Inc.



                                       By:      Stephen M. Shea
                                                Chief Financial Officer

                                  ATTACHMENT B



                              [Simione letterhead]


                               [date of Spin-off]


Baker & McKenzie
815 Connecticut Avenue, N.W.
Suite 900
Washington, D.C.  20006

Gentlemen:

         The undersigned, in his capacity as Chief Executive Officer and President of Simione Central Holdings, Inc., a Delaware corporation ("Simione), on its behalf hereby certifies that the facts, assumptions and representations that relate to Simione and its affiliates with respect to the distribution by Mestek Inc., a Pennsylvania corporation ("Mestek") of the all of the outstanding shares of its subsidiary, MCS, Inc., a Pennsylvania corporation ("MCS"), followed by the merger (the "Merger") of MCS with and into Simione Central Holdings, Inc., ("Simione") and related transactions (the Spin-off, Merger and related transactions are referred to collectively as the "Transaction") which are described herein and are more fully described in the opinion of Baker & McKenzie dated [date of Spin-off], are true, correct and complete in all material respects, and particularly certifies as follows:

         1. Simione is a public company whose common stock is listed on the Nasdaq National Market. Simione provides information systems, consulting and agency support services to freestanding, hospital-based, and multi-office home health care providers. Immediately prior to the merger, Simione had [# OF C/S SHARES AFTER THE CONVERSION OF THE SERIES A P/S - 11,817,259 - THEN ADJUSTED FOR THE REVERSE STOCK SPLIT] shares of common stock issued and outstanding.

         2. There are no planned or intended transactions between Mestek and Simione following the Merger, either directly or indirectly or, in the event there should be any such transactions, payments made in connection with all such continuing transactions will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms-length.

         3. In the event that the former CareCentric preferred shareholders are entitled to receive additional consideration pursuant to the CareCentric Merger Agreement, Simione will not issue additional Simione common stock in an amount equal to or in excess of a number that, when taken into account together with the total issued and outstanding equity of Simione immediately following the Transaction and any shares issued in accordance with paragraphs 4 and/or 5, below, would cause Mestek and the former MCS shareholders to hold 50% or less of either (i) the total combined voting power of Simione or (ii) the total value of all classes of shares of Simione. Simione will elect to pay cash in lieu of Simione common stock as necessary to abide by the preceding sentence. For purposes of this representation, Simione common stock issued within two years of the date of the Spin-off pursuant to exercise of the warrants issued to Mestek at closing of the Merger shall be taken into account in determining the number of additional shares of Simione common stock that may be issued.

         4. Other than Simione common stock issued pursuant to options, warrants or other rights existing on or issued on the date of the Merger, Simione does not have a plan or intention to issue equity to the public or to any Simione shareholder (as of the date of the Transaction) other than a former MCS shareholder in amounts that, when taken into account with the total issued and outstanding equity of Simione immediately following the Transaction and any shares issued in accordance with paragraph 3, above, and 5, below, would cause the MCS shareholders to hold 50% or less of either (i) the total combined voting power of Simione or (ii) the total value of all classes of shares of Simione.

         5. Other than Simione common stock issued pursuant to options, warrants or other rights existing on or issued on the date of the Merger, Simone will not issue equity to the public or to any Simione shareholder (as of the date of the Transaction) other than a former MCS shareholder within the two years following the Merger in amounts that would, when taken into account with the total issued and outstanding equity of Simione immediately following the Transaction and any shares issued in accordance with paragraphs 3 and 4, above, cause the MCS shareholders to hold 50% or less of either (i) the total combined voting power of Simione or (ii) the total value of all classes of shares of Simione.

         6. Pursuant to the Merger, MCS will merge with and into Simione, with Simione surviving. The merger of MCS with and into Simione will be a merger effected under the laws of Delaware and Pennsylvania.

         7. The parties to the Merger are engaging in the Merger for the corporate business purpose that the resulting combination will create an opportunity to achieve significant operating efficiencies and better exploit the individual companies complementary products in the home health care information systems market.

         8. Neither Simione nor any person related to Simione, as defined under Treas. Reg. ss.1.368-1(e), presently has any plan or intention to reacquire any of the Simione common stock issued pursuant to the Merger.

         9. Simione intends to continue the historic business of MCS or use a significant portion of the historic business assets of MCS in a business.

                                                                          Page 3
         10. Simione has no plan or intention to sell or otherwise dispose of the assets of MCS acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section
368(a)(2)(c).(1)

         11. Simione will not pay any expenses of MCS or the shareholders of MCS, if any, incurred in connection with the transaction.

         12. There is no intercorporate indebtedness existing between MCS and Simione that was issued, acquired, or will be settled at a discount.

         13. Simione is not "investment company" as defined in section 368(a)(2)(F)(iii) and (iv).

         14. The parties to the Merger intend that the total fair market value of all consideration other than Simione common stock received by the shareholders of MCS in the Merger (including, without limitation, cash and notes paid to shareholders) will not exceed fifty percent (50%) of the aggregate fair market value of stock of MCS outstanding immediately prior to the Merger.

          15. The parties to the Merger intend that (i) none of the compensation received by any shareholder-employees of MCS will be separate consideration for, or allocable to, any of their shares of MCS stock; (ii) none of the shares of Simione common stock received by any shareholder-employees of MCS will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and (iii) the compensation paid to any shareholder-employees of Simione will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         16. Simione intends to treat the transaction as a tax-free reorganization under section 368.

         17. The fair market value of the assets of MCS transferred to Simione will equal or exceed the sum of the liabilities assumed by Simione, plus the amount of liabilities, if any, to which the transferred assets are subject.

         18. The payment of cash to MCS shareholders in lieu of fractional shares of Simione stock is not separately bargained for consideration and is solely for the purpose of saving Simione the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the merger to the MCS shareholders instead of issuing fractional shares of Simione stock will not exceed 1% of the total consideration to be issued in the transaction to MCS shareholders in exchange for their shares of MCS stock. The fractional share interests of each MCS shareholder will be aggregated and no MCS shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Simione Stock.

--------
(1) All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise specified.

          19. John E. Reed will act only as an outside director of Simione; he will not be an officer of Simione and will not be involved in the day-to-day management of the company.

          20. In the event Simione's common stock is delisted from the Nasdaq National Market, Simione intends to list its common stock on the Nasdaq SmallCap Market and it believes that its common stock will qualify for such listing.

          21. The undersigned is duly authorized to make all of the representations set forth herein on behalf of Simione.

                                          Sincerely,


                                          Simione Central Holdings, Inc.



                                 By:      R. Bruce Dewey
                                          Chief Executive Officer and President

                                  ATTACHMENT C


                   We have relied upon the following documents in rendering our opinion without undertaking independently to verify the accuracy and completeness of the matters covered thereby. Some or all of the conclusions reached in this opinion might be adversely affected in the event any one of the representations is incorrect.

                           a. Agreement and Plan of Merger Between CareCentric
Solutions, Inc., Simione Acquisition Corporation, and Simione Central Holdings, Inc., dated July 12, 1999.

                           b. The First Amendment to the Agreement and Plan of
Merger and Investment Agreement among MCS, Inc, Mestek, Inc., Simione Central Holdings, Inc., John E. Reed, Stewart B. Reed, and E. Herbert Burk, dated September 9, 1999.

                           c. The Second Amendment to the Agreement and Plan of
Merger and Investment Agreement among MCS, Inc, Mestek, Inc., Simione Central Holdings, Inc., John E. Reed, Stewart B. Reed, and E. Herbert Burk, dated October 25, 1999.

                           d. MCS, Inc., Form 10/A: General Form for
Registration of Securities Pursuant to Section 12(G) of the Securities Exchange Act of 1934, dated [draft].

                           e. Form S-4 of Simione Central Holding, Inc., dated
[                  ].

                           f. [THE $850,000 NOTE AND TERMS OF SERIES C PREFERRED
STOCK]

                           g. [WAIVER LETTER AGREEMENT]